Exhibit 99.2

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On December 19, 2013, Jazz Pharmaceuticals Public Limited Company (“Jazz Pharmaceuticals”) and Jazz Pharmaceuticals Italy S.p.A. ("Jazz Italy"), a wholly owned subsidiary of Jazz Pharmaceuticals (collectively with Jazz Pharmaceuticals, referred to as “Jazz” or the “Company”), entered into a Tender Offer Agreement with Gentium S.p.A (“Gentium”) to acquire a majority stake in the outstanding ordinary shares and American Depositary Shares (“ADSs”) (collectively the “shares”) of Gentium for cash (the “Tender Offer”). On January 22, 2014, Jazz Italy acquired 12,244,156 ordinary shares and ADSs representing approximately 69% of Gentium’s outstanding ordinary shares and ADSs on a fully diluted basis. On February 21, 2014, following a subsequent offering period under the Tender Offer, Jazz Italy acquired additional shares, resulting in an aggregate 17,427,624 shares acquired or approximately 98% of the outstanding shares on a fully diluted basis. The consideration paid by Jazz Italy was $57.00 per share for a total consideration of $993.4 million in the initial and subsequent offering periods (together, the “Acquisition”).
The unaudited pro forma condensed combined balance sheet at December 31, 2013 gives effect to the Acquisition as if it had occurred on December 31, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 is presented as if the Acquisition occurred on January 1, 2013. The unaudited pro forma condensed combined financial statements presented herein are based on the historical financial statements of Jazz Pharmaceuticals and Gentium using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.
The Jazz Pharmaceuticals consolidated balance sheet and statement of income information as of and for the year ended December 31, 2013 was derived from its audited consolidated financial statements for the year ended December 31, 2013 included in the Annual Report on Form 10-K for the year ended December 31, 2013, filed by Jazz Pharmaceuticals with the Securities and Exchange Commission (the “Jazz 10-K”).
The Gentium consolidated balance sheet and statement of income information as of and for the year ended December 31, 2013 was derived from its audited consolidated financial statements for the year ended December 31, 2013 included in Exhibit 99.1 to the current report on Form 8-K/A (the “Gentium Financial Statements”) to which these unaudited pro forma condensed combined financial statements are attached as Exhibit 99.2.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Acquisition. The unaudited pro forma condensed combined financial statements also do not include any future integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Jazz and Gentium been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical audited consolidated financial statements of Jazz Pharmaceuticals as of and for the year ended December 31, 2013 included in the Jazz 10-K and the historical audited consolidated financial statements of Gentium as of and for the year ended December 31, 2013 included in the Gentium Financial Statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2013
(in thousands)

	Historical Jazz	Historical Gentium	Pro Forma Adjustments	Notes	Jazz Unaudited Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$636,504	$30,342	$635,821	(A)	$326,405
			(976,262)	(B)
Short-term deposit	—	5,507	—		5,507
Accounts receivable, net	124,805	13,144	—		137,949
Inventories	28,669	3,370	10,223	(C)	42,262
Prepaid expenses	7,183	2,434	(1,490)	(D)	8,127
Deferred tax assets, net	33,613	3,496	—		37,109
Other current assets	33,843	—	1,490	(D)	35,333
Total current assets	864,617	58,293	(330,218)		592,692
Property and equipment, net	14,246	10,438	—		24,684
Intangible assets, net	812,396	—	960,350	(E)	1,772,746
Goodwill	450,456	—	306,729	(F)	757,185
Deferred tax assets, net, non-current	74,597	21,098	1,290	(G)	96,985
Deferred financing costs	14,605	—	12,429	(A)	27,034
Other non-current assets	7,304	311	(56)	(H)	7,739
			180	(I)
Total assets	$2,238,221	$90,140	$950,704		$3,279,065
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,005	$13,691	$—		$34,696
Accrued liabilities	119,718	5,072	1,639	(J)	184,061
			16,543	(K)
			41,089	(L)
Current portion of long-term debt	5,572	482	3,500	(A)	9,554
Income taxes payable	336	509	—		845
Contingent consideration	50,000	—	—		50,000
Deferred tax liability, net	6,259	—	—		6,259
Deferred revenue	1,138	15	—		1,153
Total current liabilities	204,028	19,769	62,771		286,568
Deferred revenue, non-current	5,718	—	—		5,718
Long-term debt, less current portion	544,404	1,908	644,750	(A)	1,191,062
Deferred tax liability, net, non-current	168,497	39	304,750	(M)	473,286
Other non-current liabilities	20,040	664	160	(K)	20,864
Shareholders’ equity:
Ordinary shares	6	160,653	(160,653)	(N)	6
Non-voting euro deferred shares	55	—	—		55
Capital redemption reserve	471	—	—		471
Additional paid-in capital	1,220,317	—	—		1,220,317
Accumulated other comprehensive income	56,153	—	—		56,153
Retained earnings (accumulated deficit)	18,532	(92,893)	92,893	(N)	6,770
			(1,639)	(J)
			(10,123)	(L)
Non-controlling interests	—	—	17,795	(B)	17,795
Total shareholders’ equity	1,295,534	67,760	(61,727)		1,301,567
Total liabilities and shareholders’ equity	$2,238,221	$90,140	$950,704		$3,279,065

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2013
(in thousands, except per share amounts)

	Historical Jazz	Historical Gentium	Pro Forma Adjustments	Notes	Jazz Unaudited Pro Forma Combined
Revenues:
Product sales, net	$865,398	$52,892	$—		$918,290
Royalties and contract revenues	7,025	—	—		7,025
Other revenue	—	4,106	(4,106)	(D)	—
Total revenues	872,423	56,998	(4,106)		925,315
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	102,146	8,042	—		110,188
Selling, general and administrative	304,303	17,110	795	(D)	317,452
			(4,756)	(O)
Research and development	46,620	20,814	(2,881)	(D)	64,553
Intangible asset amortization	79,042	—	48,944	(P)	127,986
Depreciation and amortization	—	1,369	(1,369)	(D)	—
Charges from related parties	—	251	(251)	(D)	—
Total operating expenses	532,111	47,586	40,482		620,179
Income from operations	340,312	9,412	(44,588)		305,136
Other income	—	—	400	(D)	400
Interest income (expense), net	(26,916)	315	(22,545)	(Q)	(49,146)
Foreign currency gain (loss)	(1,697)	73	—		(1,624)
Loss on extinguishment and modification of debt	(3,749)	—	—		(3,749)
Income before income tax provision (benefit)	307,950	9,800	(66,733)		251,017
Income tax provision (benefit)	91,638	(22,873)	(18,187)	(R)	50,578
Net income	216,312	32,673	(48,546)		200,439
Net income attributable to non-controlling interests	—	—	(7)	(S)	(7)
Net income attributable to Jazz Pharmaceuticals	$216,312	$32,673	$(48,553)		$200,432

Net income per ordinary share attributable to Jazz Pharmaceuticals:
Basic	$3.71	$2.14			$3.44
Diluted	$3.51	$1.97			$3.26
Weighted-average ordinary shares used in per share computations:
Basic	58,298	15,262			58,298
Diluted	61,569	16,603			61,569
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
On January 22, 2014, Jazz Pharmaceuticals Italy S.p.A., a wholly owned subsidiary of Jazz Pharmaceuticals Public Limited Company (collectively hereinafter referred to as the “Company” or “Jazz”), acquired 12,244,156 ordinary shares and American Depositary Shares (“ADSs”) comprising approximately 69% of the outstanding shares and ADSs, on a fully diluted basis, of Gentium S.p.A (“Gentium”) pursuant to a Tender Offer Agreement (the “Tender Offer”). On February 21, 2014, following a subsequent offering period under the Tender Offer, the Company had acquired an aggregate 17,427,624 shares or approximately 98% of the outstanding shares and ADSs on a fully diluted basis. The consideration paid by Jazz was $57.00 per share for a total consideration of $993.4 million in initial and subsequent offering periods (together, the “Acquisition”).
The unaudited pro forma condensed combined balance sheet at December 31, 2013 gives effect to the Acquisition as if it had occurred on December 31, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 is presented as if the Acquisition had occurred on January 1, 2013. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of Jazz and Gentium. Certain reclassifications have been made to the historical financial statements of Gentium to conform to the financial statement presentation adopted by the combined company. All such reclassifications have been included in Pro Forma Adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statement of Income.
The Euro-denominated historical statement of income of Gentium for the year ended December 31, 2013 has been converted into U.S. dollars using an exchange rate of $1.33 per €1.00, which represents the average U.S. dollar to Euro exchange rate for the year. The Euro-denominated historical balance sheet of Gentium as of December 31, 2013 has been converted into U.S. dollars using an exchange rate of $1.38 per €1.00, which represents the U.S. dollar to Euro exchange rate on December 31, 2013. In the notes to the financial statements, the exchange rate used for assets and liabilities was the rate as of December 31, 2013 and the exchange rate used for expenses was the average rate for the year ended December 31, 2013.
Gentium Acquisition
The two offering periods have been accounted for as a single transaction in the unaudited pro forma condensed combined financial statements. The acquisition consideration for pro forma purposes represents the total cash paid in both offering periods and is comprised of (in thousands):

Amount
Cash payments	$993,375
Less: proceeds from exercise of stock options	(17,113)
Total acquisition consideration exchanged	$976,262

Under the acquisition method of accounting, identifiable assets and liabilities of Gentium, including identifiable intangible assets, were recorded based on their estimated fair values as of the effective time of the Acquisition. Goodwill is calculated as the difference between the acquisition consideration exchanged and the fair values of identifiable net assets acquired.
The acquisition consideration exchanged and the fair values of identifiable net assets acquired are, in part, based upon a management valuation, as described below, and the Company’s estimates and assumptions which are subject to change.
Tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts, except for fair value step-up adjustments to inventories. Management believes that these amounts approximate their current fair values as of the deemed acquisition date of December 31, 2013.
Inventories: Inventories acquired include raw materials, work in process and finished goods. The fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. The fair value of work in process has been determined based on the estimated selling price, net of selling costs and costs to complete and a margin on these costs. The fair value of raw materials has been estimated to equal their replacement cost.
Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired include currently marketed products, in-process research and development and active pharmaceutical ingredients manufacturing contracts. The fair value of intangible assets is based on management’s preliminary valuation as of the deemed acquisition date of December 31, 2013. Estimated useful lives (where relevant for the purposes of these unaudited pro forma condensed combined financial statements) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows.

•
Currently marketed products: The intangible assets reflect the estimated value of Gentium’s rights to currently marketed products. The fair value of currently marketed products of $720 million was determined using the income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for each product line. Indications of value were developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. The fair value of currently marketed products was capitalized as of the acquisition date and subsequently will be amortized over the estimated remaining life of the products of approximately 16 years.

•
In-process research and development: In-process research and development represents incomplete research and development projects at Gentium. Management estimated that $226 million of the acquisition consideration represents the fair value of acquired in-process research and development. The fair value of in-process research and development was determined using the income approach, including the application of probability factors related to the likelihood of success of the respective products reaching final development and commercialization. It also took into consideration information and certain program-related documents and forecasts prepared by management. The fair value of in-process research and development was capitalized as of the acquisition date and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the Acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the remaining estimated useful life of the asset.

•
Active pharmaceutical ingredients manufacturing contracts: Gentium produces active pharmaceutical ingredients (“APIs”) such as the defibrotide compound, urokinase, sodium heparin and sulglicotide. Other than defibrotide, these APIs are subsequently used to make the finished forms of various drugs and are distributed via long-term supply contracts. Management estimated that $15 million of the acquisition consideration represents the fair value of the API supply contracts. The fair value of these contracts was determined using the income approach based on the expected cash flows from the projected net earnings of each API. The fair value of the API supply contracts was capitalized as of the acquisition date and subsequently will be amortized over the remaining contract terms of approximately 4 years.

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. If, in the future, it is determined that goodwill is impaired, an impairment charge would be recorded at that time.
Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located.
Pre-acquisition contingencies: The Company has not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to management prior to the end of the measurement period (no longer than 12 months after the closing of the acquisition) which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be reflected in the acquisition accounting.

The fair value of the acquired net assets, assuming the Acquisition had closed on December 31, 2013, is as follows (in thousands):

Amount
Cash and cash equivalents	$30,342
Short-term deposit	5,507
Accounts receivable	13,144
Inventories	13,593
Prepaid assets	944
Deferred tax assets	25,884
Other current assets	1,490
Property, plant and equipment	10,438
Other long-term assets	435
Accounts payable and accrued expenses	(66,272)
Income taxes payable	(509)
Deferred revenue	(15)
Other long-term liabilities	(824)
Debt	(2,390)
Deferred tax liabilities	(304,789)
Total tangible assets acquired and liabilities assumed	$(273,022)

Intangible assets	960,350
Goodwill	306,729
Total intangible assets acquired	1,267,079
Non-controlling interests	(17,795)
Total pro forma net assets acquired	$976,262
2. Pro Forma Adjustments
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of Gentium to a preliminary estimate of their fair values, and to reflect the impact on the statements of income of the Acquisition as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)
To record new term and revolving debt of $650 million incurred by Jazz in connection with the Acquisition. The term loans bear interest, at Jazz’s option, at a rate equal to either the LIBOR rate, plus an applicable margin of 2.50% per annum (subject to a 0.75% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 1.50% per annum (subject to a 1.75% prime rate floor). Revolving debt bears interest, at Jazz’s option, at a rate equal to either the LIBOR rate, plus an applicable margin of 2.50% per annum, or the prime lending rate, plus an applicable margin equal to 1.50% per annum, subject to reduction by 0.25% or 0.50% based upon Jazz’s secured leverage ratio (as defined in the Amended Credit Agreement). Currently LIBOR rates are below the floor of 0.75% and therefore an increase in interest rates would only impact Jazz’s net interest expense related to term loans to the extent it exceeds the floor of 0.75%. A 1/8 of a percent (0.125%) change in interest rates, above the LIBOR floor, would impact Jazz’s annual pro forma interest expense related to term and revolving debt by $0.8 million.

(B)	To record the cash payment made by Jazz at the closing of the Acquisition and record non-controlling interests at estimated fair value.

(C)
To reflect the estimated fair value of Gentium’s inventory acquired. The corresponding fair value step-up expense is not reflected in the pro forma condensed combined statement of income as it does not have a continuing impact on the operations of the combined business.

(D)	To adjust Gentium’s balances to conform to Jazz’s presentation.

(E)	To record estimated fair value of Gentium’s identifiable intangible assets acquired.

(F)	To record goodwill as part of the Acquisition.

(G)	To adjust deferred income taxes related to directors’ and officers’ insurance costs and transaction bonus associated with the Acquisition.

(H)	To eliminate the carrying value of Gentium’s existing intangible assets prior to the Acquisition.

(I)	To record favorable lease asset as part of the Acquisition.

(J)	To record directors’ and officers’ insurance costs associated with the Acquisition.

(K)	To record an assumed liability related to transaction bonus associated with the Acquisition.

(L)	To record Jazz’s estimated transaction costs payable assuming the Acquisition closed on December 31, 2013.

(M)	To adjust deferred income taxes related to acquired intangible assets and inventory.

(N)	To record the elimination of Gentium’s equity accounts of ordinary shares and accumulated deficit.

(O)	To eliminate transaction costs recorded in the statement of income for the year ended December 31, 2013.

(P)	To record amortization expense for identifiable intangible assets as if the Acquisition occurred on January 1, 2013.

(Q)	To record interest expense associated with new debt incurred by Jazz in connection with the Acquisition as if the Acquisition occurred on January 1, 2013.

(R)	Represents the income tax effect of the pro forma adjustments using the Irish statutory rate of 12.5% and the Italian corporate and regional rate of 31.4%.

(S)	To record non-controlling interests’ share in Gentium’s net income in connection with the Acquisition as if the Acquisition occurred on January 1, 2013.

3. Non-recurring Transaction Costs
Jazz and Gentium have incurred, and Jazz will continue to incur, certain non-recurring transaction expenses in connection with the Acquisition. Non-recurring transaction expenses incurred were $4.8 million during the year ended December 31, 2013 and are reflected as an adjustment to reduce selling, general and administrative expenses in the pro forma condensed combined statement of income as they are non-recurring and directly attributable to the Acquisition. The pro forma condensed combined balance sheet as of December 31, 2013 includes an adjustment of $10.1 million to accrued liabilities for transaction expenses incurred by Jazz subsequent to December 31, 2013 (see Note 2, Pro Forma Adjustments above). These transaction expenses are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2013, as they are not expected to have a continuing impact on operations. Estimated transaction expenses of Gentium which were contingent on consummation of the Acquisition or had not been incurred as of December 31, 2013 totaled $31.0 million and have been included in assumed liabilities as of December 31, 2013 in the unaudited pro forma condensed combined balance sheet.
The pro forma condensed combined balance sheet as of December 31, 2013 includes adjustments of $1.6 million and $16.7 million ($17.0 million in total, net of income tax impact of $1.3 million) for directors’ and officers’ insurance costs and Gentium’s transaction bonus costs, respectively. The directors’ and officers’ insurance costs are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2013 as they are not expected to have a continuing impact on operations. The transaction bonus costs are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2013 as these costs were contingent on consummation of the Acquisition and do not impact Jazz’s consolidated statement of income in the periods following the acquisition date.